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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934


                                 AMENDMENT NO. 1

                              HYPERCOM CORPORATION
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                                (Name of Issuer)



                         COMMON STOCK, $0.001 PAR VALUE
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                         (Title of Class of Securities)



                                   44913M 10 5
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                                 (CUSIP Number)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

/ /   Rule 13d-1(b)

/ /   Rule 13d-1(c)

/X/   Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provision of the Act (however, see the Notes.)


                      (Continued on the following pages(s))
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                                  SCHEDULE 13G


CUSIP No.                          44913M 10 5                 Page 2 of 6 Pages


     1  NAMES OF REPORTING PERSONS
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

                 George Wallner

     2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a) / /
                                                                   (b) /X/

     3  SEC USE ONLY


     4  CITIZENSHIP OR PLACE OF ORGANIZATION

                 Australia

                               5 SOLE VOTING POWER
    NUMBER OF SHARES             0
  BENEFICIALLY OWNED BY
  REPORTING PERSON WITH        6 SHARED VOTING POWER
                                  11,510,000

                               7 SOLE DISPOSITIVE POWER
                                  0

                               8 SHARED DISPOSITIVE POWER
                                  11,510,000

  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                 11,510,000

  10    CHECK THE BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
        CERTAIN SHARES                                                 / /

  11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                 33.3%

  12    TYPE OF REPORTING PERSON*

                 IN
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                                  SCHEDULE 13G


CUSIP No.                         44913M 10 5                 Page 3 of 6 Pages


     1  NAMES OF REPORTING PERSONS
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

                 Exoterium Partnership

     2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP             (a) / /
                                                                     (b) /X/

     3  SEC USE ONLY


     4  CITIZENSHIP OR PLACE OF ORGANIZATION

                 South Dakota

                               5 SOLE VOTING POWER
    NUMBER OF SHARES             0
  BENEFICIALLY OWNED BY
  REPORTING PERSON WITH        6 SHARED VOTING POWER
                                  11,510,000
                               7 SOLE DISPOSITIVE POWER
                                  0
                               8 SHARED DISPOSITIVE POWER
                                  11,510,000

  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                 11,510,000

  10    CHECK THE BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
        SHARES                                                            / /

  11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                 33.3%

  12    TYPE OF REPORTING PERSON*

                 PN
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ITEM 1(a)         NAME OF ISSUER:

                  Hypercom Corporation

ITEM 1(b)         ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                  2851 West Kathleen Road
                  Phoenix, Arizona  85023

ITEM 2(a)         NAME OF PERSON FILING:

                  (1) George Wallner
                  (2) Exoterium Partnership

ITEM 2(b)         ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

                  2851 West Kathleen Road
                  Phoenix, Arizona  85023

ITEM 2(c)         CITIZENSHIP:

                  (1) Australia
                  (2) South Dakota

ITEM 2(d)         TITLE OF CLASS OF SECURITIES:

                  Common Stock

ITEM 2(e)         CUSIP NUMBER:

                  44913M 10 5

ITEM 3. IF THIS STATEMENT IF FILED PURSUANT TO RULES 13d-1(b), OR 13d-2(b) OR
(c), CHECK WHETHER THE PERSON FILING IS A:

         (a) / / Broker or dealer registered under Section 15 of the Act;

         (b) / /  Bank as defined in Section 3(a)(6) of the Act;


         (c) / / Insurance company as defined in Section 3(a)(19) of the Act;

         (d) / / Investment company registered under Section 8 of the Investment Company Act;

         (e) / /  An investment adviser in accordance with Rule
                  13d-1(b)(1)(ii)(E);


         (f) / / An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

         (g) / / A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

         (h) / / A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;


         (i) / / A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;


                                  Page 4 of 6
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         (j) / /  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

                  Not Applicable

ITEM 4.           OWNERSHIP.

         (a)      AMOUNT BENEFICIALLY OWNED:

                           As of December 31, 2000, 11,510,000 shares of Hypercom Corporation Common Stock (the "Shares") were held of record by Exoterium Partnership. George Wallner is the individual beneficial owner of 99% of Exoterium Partnership. The remaining 1% is beneficially owned by a limited liability company, of which George Wallner is the sole member.

          (b)     PERCENT OF CLASS:

                  33.3%

          (c)     NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

                  Voting and dispositive power over the Shares is held as follows:

                  (i)      sole power to vote or to direct the vote

                           (1)      0
                           (2)      0

                  (ii)     shared power to vote or to direct the vote

                           (1)      11,510,000
                           (2)      11,510,000

                  (iii)    sole power to dispose or to direct the disposition of

                           (1)      0
                           (2)      0

                  (iv) shared power to dispose or to direct the disposition of

                           (1)      11,510,000
                           (2)      11,510,000

ITEM 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

                  Not Applicable

ITEM 6.           OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                  PERSON.

                  Not Applicable


                                  Page 5 of 6
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ITEM 7.           IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH
                  ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

                  Not Applicable

ITEM 8.           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

                  Not Applicable

ITEM 9.           NOTICE OF DISSOLUTION OF GROUP.

                  Not Applicable

ITEM 10.          CERTIFICATION.

         (a) The following certification shall be included if the statement is filed pursuant to Rule 13d-1(b):

         Not Applicable

         (b) The following certification shall be included if the statement is filed pursuant to Rule 13d-1(c):

         Not Applicable


                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                         /s/ George Wallner
                                        ----------------------------------------
                                        George Wallner

                                         /s/ George Wallner
                                        ----------------------------------------
                                        George Wallner, as General Partner,
                                        Exoterium Partnership

                                        February 13, 2001
                                        CUSIP No. 44913M 10 5


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